UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2025

METSERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42489	92-0931552
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 World Trade Center
175 Greenwich Street
New York, New York	10007
(Address of principal executive offices)	(Zip Code)

(212) 784-6595

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	MTSR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2025, the Board of Directors (the “Board”) of Metsera, Inc. (the “Company”) appointed Jon P. Stonehouse to the Company’s Board, effective immediately. Mr. Stonehouse will serve as a Class III director for a term expiring at the Company’s annual meeting of stockholders to be held in 2028 and until his successor is duly elected and qualified or his earlier death, disqualification, resignation or removal. Mr. Stonehouse was also appointed to the Audit Committee of the Board.

Mr. Stonehouse joined BioCryst Pharmaceuticals, Inc. (“BioCryst”), a commercial stage biotechnology company, in January 2007 as Chief Executive Officer and Director. He was also named President in July 2007 and has served as Interim Chief Financial Officer since April 2025. Prior to joining BioCryst, he served as Senior Vice President of Corporate Development for Merck KgaA, a pharmaceutical company, since July 2002. His responsibilities included corporate mergers and acquisitions, global licensing and business development, corporate strategy and alliance management. Prior to joining Merck KgaA, Mr. Stonehouse held a variety of roles at Astra Merck/AstraZeneca. Mr. Stonehouse began his career in the pharmaceutical industry as a sales representative and held increasing sales leadership positions at Merck & Co., Inc. Mr. Stonehouse previously served on the board of directors of Bellicum Pharmaceuticals, Inc., a publicly-traded clinical stage biopharmaceutical company, from December 2014 to February 2024, on the advisory board of Precision Biosciences, Inc., a private biotechnology company, from 2008 to 2018, and on the advisory board for Genscript, a private bioservices company. He earned his B.S. in Microbiology at the University of Minnesota.

Mr. Stonehouse is eligible to participate in the Company’s Non-Employee Director Compensation Program (the “Program”), filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which provides for annual compensation in the form of cash and equity-based awards. Pursuant to the Program, on April 28, 2025, Mr. Stonehouse was granted an option to purchase shares of the Company’s common stock, which award will vest and become exercisable in 36 substantially equal monthly installments after the date of grant, such that the option will be vested in full on the third anniversary of the date of grant, subject to Mr. Stonehouse’s continued service as a director through each such vesting date. Mr. Stonehouse will also be entitled to annual cash retainers for Board and Audit Committee service and an annual stock option award as provided in the Program.

Mr. Stonehouse has entered into the Company’s standard indemnification agreement for directors and officers.

Item 7.01	Regulation FD Disclosure.

In addition, on April 28, 2025, the Company announced that Matthew Lang has been appointed as the Company’s Chief Legal Officer and Secretary. Mr. Lang previously served as the Chief Business Officer and Chief Legal Officer and Corporate Secretary of Lyell Immunopharma, Inc. (“Lyell”), a biotechnology company, from July 2023 to April 2025. Before joining Lyell, Mr. Lang held several executive officer positions at Myovant Sciences, Inc. (“Myovant”), a biotechnology company, between 2017 and 2023, most recently as Chief Administrative and Legal Officer. Mr. Lang also served as Managing Director and General Manager of Myovant Sciences GmbH in Basel, Switzerland. Mr. Lang was previously Vice President, Head of Global Litigation, Investigations, Employment Law and Information Governance at Gilead Sciences, Inc. (“Gilead”), from November 2009 to July 2017. Prior to Gilead, from 2003 to 2009, Mr. Lang was an attorney at Dechert LLP. Mr. Lang received his B.A. in Classical Studies from Queen’s University at Kingston, Canada and his J.D. from the University of Pennsylvania Law School.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METSERA, INC.

Date: April 28, 2025	By:	/s/ Matthew Lang
Matthew Lang
Chief Legal Officer and Secretary